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                                 EXHIBIT 10.29

                   AMENDMENT TO REAL ESTATE OPTION AGREEMENTS

               BETWEEN THE DEVELOPMENT CORPORATION OF KNOX COUNTY

                                      AND

                         WELLS DEVELOPMENT CORPORATION
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                   AMENDMENT TO REAL ESTATE OPTION AGREEMENT
                   -----------------------------------------
                   (LOTS 10 & 11, CENTERPOINT BUSINESS PARK


     THIS AMENDMENT TO THE REAL ESTATE OPTION AGREEMENT (the "Amendment") is made and entered into effective as of the 8 day of Sept, 1998 by and between THE DEVELOPMENT CORPORATION OF KNOX COUNTY ("Seller") and WELLS DEVELOPMENT CORPORATION ("Purchaser"):

                                   RECITALS:
                                   ---------

     WHEREAS, Seller and Purchaser entered into Real Estate Option Agreements (the "Option Agreements") dated as of April 22, 1998 for the option to purchase Lot 11 of CenterPoint Business Park, and as of June 21, 1998 for the option to purchase Lot 10 of CenterPoint Business Park (the "Premises") as more particularly described on Exhibit A to the Option Agreements and

     WHEREAS, pursuant to the Option Agreement, the Purchaser had the right to conduct certain tests and inspections of the Premises, including without limitation, environmental inspection and soil tests to determine if the Premises is suitable for Purchaser's intended use; and

     WHEREAS, Purchaser's tests have discovered that the Premises contains certain organic materials which must be removed for the Premises to be suitable for Purchaser's use; and

     WHEREAS, Purchaser's sole remedy under the Option Agreement if the Premises is not suitable for Purchaser's intended use is to terminate the Option Agreement and receive a refund of the Option Price (as defined in the Option Agreement); and

     WHEREAS, Purchaser has agreed to assume all responsibility for removal of the unsuitable material and the replacement thereof with suitable materials on the terms set forth in this Amendment in consideration of Seller agreeing to reduce purchase price and agreeing to the other matters as set forth below;

     WHEREAS, Seller and Purchaser have agreed to certain amendments to the Option Agreement as more particularly described herein;

     NOW, THEREFORE, in consideration of the foregoing, the mutual terms, covenants and conditions set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. Paragraph 2 of the Option Agreement is hereby amended to provide that the Exercise Period during which time the Purchaser has the right to exercise its options to purchase the Premises shall be and is hereby extended through and including 11:59 p.m. on the 15/th/ day of September, 1998.

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     2.   Paragraph 6 of the Option Agreement is hereby amended to provide that the Purchase Price for the Premises shall be $809,900. The Purchase Price reflects reductions in the original Purchase Price because of existing site conditions that will require additional site work to remove organic debris such as logs and stumps that have been buried on the Premises.

     3. The Purchaser acknowledges and agrees that it has had full and complete opportunity to inspect the Premises and perform all tests and inspections of the Premises and Purchaser is accepting the Premises in its "AS, IS" condition. Purchaser further agrees that it hereby releases all claims against Seller of every kind or nature, including, without limitation, any claims related to or arising out of the condition of the Premises, whether known or unknown.

     4. The Purchaser agrees to remove all unsuitable material on the Premises and haul such material off site and properly dispose of such material. The Seller will allow the Purchaser to remove up to an aggregate of 16,500 cubic yards of fill material from Lots 7 and 8 in CenterPoint Business Park to be used for Lot 10 and Lot 11 of CenterPoint Business Park. If Purchaser does not exercise its option to purchase Lot 10, then the amount of fill dirt which Purchaser shall be entitled to use from Lots 7 and 8 shall be reduced in proportion to the relative acreage of Lot 11 and Lot 10. The Purchaser will be responsible for clearing and grubbing the Seller's designated sections of Lots 7 and 8 as identified on attached map "Exhibit A" in CenterPoint Business Park and will ensure the proper removal of the non man-made debris from such lots. The Purchaser will also be responsible for stripping topsoil, if any, and having it placed at a location designated by Seller (see Exhibit "A") for the temporary topsoil stockpile. The Purchaser may remove material to an elevation specified by the Seller and Purchaser shall maintain proper erosion control and other appropriate construction practices. On completion of the borrow operation, all disturbed areas on Lots 7 and 8 must be left with slopes of 2 to 1 less, positive drainage control (no ponding), topsoil, if any, shall be replaced and the lots shall be seeded and mulched with a maintainable stand of grass achieved. The Purchaser further agrees to remove all undercut materials and all borrowed dirt in accordance with specifications established by Seller's engineer, Wilbur Smith and Associates, as described in Exhibit "B".

     5. The Purchaser agrees to obtain the permission of Knox County to cross CenterPoint Boulevard, which is a public street controlled by Knox County, for heavy trucks and other equipment and shall bear sole responsibility for repair of any damage to the street and curbs resulting from the Purchaser's or Purchaser's agents, contractors or subcontractors relating to the activities and described in this Amendment.

     6. The Purchaser agrees that it will be responsible for all field testing of Purchaser's material only and will provide the proper bonds and insurance for all aspects of the work described in this Amendment and will include Seller as an additional insured for that portion of the work that occurs on the Seller's Premises. The Purchaser agrees to indemnify and hold Seller harmless from and against any and all claims of every kind or

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nature (including, without limitation, attorney fees incurred by Seller in defending any claims) arising out of Purchaser's work on or related to the Premises being purchased by Purchaser pursuant to the Option Agreement, as amended hereby, and any claims related to Purchaser's work on the other lots and/or roads in CenterPoint Business Park. The Purchaser will provide assurances to the Seller after completion of the work described above that all material was properly removed and disposed of off site.

     7. The covenants and agreements set forth in this Amendment shall survive the closing of the purchase of the Premises by Purchaser.

     8. Insofar as the specific terms and provisions of this Amendment purport to amend or modify or are in conflict with the specific terms or provisions of the Option Agreement, the terms and provisions of this Amendment shall govern and control. In all other respects, the terms and provisions of the Option Agreement shall remain in full force and effect and shall be unmodified.

    Executed this 8 day of Sept., 1998.



                         THE DEVELOPMENT CORPORATION OF KNOX COUNTY

                         By: /s/ Melissa A. Ziegler
                            --------------------------------------
                         Its:  Executive
                             -------------------------------------


                         WELLS DEVELOPMENT CORPORATION

                         By: /s/ Michael Berndt
                            --------------------------------------
                         Its:  V P
                             -------------------------------------

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                                                                       EXHIBIT A
=====The============
    DEVELOPMENT               CENTERPOINT BUSINESS PARK
    CORPORATION               KNOX COUNTY, TENNESSEE
====of Knox County==

           [CHART OF CENTERPOINT BUSINESS PARK APPEARS HERE]

          601 W. Summit Hill Drive, Suite 200-A . Knoxville, TN 37902-2011
                   Phone: (423)546-5887 . Fax: (423)546-6170
                            www.KnoxDevelopment.org

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                                                                     "EXHIBIT B"


              PROVISIONS AND STANDARDS FOR BORROW PIT WITH ADEVCO

1) Adevco shall maintain an accessway into the "Borrow Pit" area such that no mud or debris will be tracked onto CenterPoint Blvd.

2) Adevco shall strictly comply with Knox County erosion and sediment control policies, including:

     a) Slopes 2:1 or less; 10' wide bench will be required with each 20' difference in vertical elevation on all permanent slopes.
     b) Use silt fencing or other sediment control measures as necessary to retain sediment on site, Adevco will be responsible for damages or cleanup.
     c) When grading of an area is completed, replace topsoil and seed and mulch effected areas to achieve a maintainable stand of grass.

3)  Adevco shall obtain all required Knox County and other necessary permits.

4) Adevco shall repair any damage to curbs or roadways along CenterPoint Blvd. This will be at the sole expense of Adevco.

5)  Adevco shall prevent others from obtaining borrow material.

6) Adevco shall be absolutely responsible for and will indemnify and save harmless The Development Corporation and its officers, agents, employees, affiliates, successors, and assigns from and against any and all loss, damage, claims, expense including attorney's fees, or liability for: (i) injury to or death of any person occurring on said Borrow Pit Area during the term of or arising as a result of or in connections with Adevco's use of the Borrow Pit Area unless such loss, damage, claims, expenses or liabilities arise from the negligent acts of The Development Corporation; and (ii) loss of or damage to any property whatsoever, where such injury, loss or damage is caused by, arises out of, results from, or is incident to Adevco's use and occupation of said Borrow Pit Area or any portion thereof, unless such loss, damage, claims, expenses and liability arise solely from the negligent acts of The Development Corporation.

7) (a) Adevco's Contractor, Integra Construction, shall secure and keep in effect Comprehensive General Liability Insurance with a dollar limitation of coverage not less than a combined single limit of $1,000,000.00 per any one occurrence for all loss, damage, cost, and expense, including attorneys' fees, arising out of bodily injury liability and property damage liability during the policy of the period.

     (b) The insurance described above shall be maintained during the term of the Agreement. Adevco shall give The Development Corporation notice of any significant changes to the insurance coverage.
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     (c) Adevco shall be required to submit a Certificate of Insurance to The
         Development Corporation. The Development Corporation will review the Certificate and advise Adevco if the limits, form, and substance of the insurance policies and certificates of insurance are satisfactory to The Development Corporation.

8) Adevco may only remove material as agreed on-site and may not remove material below the agreed elevation. It is the sole responsibility of Adevco to determine in conjunction with The Development Corporation's engineer, Wilbur Smith and Associates, the exact location of these areas at the site. It is understood that Adevco requires 16,500 cubic yards of suitable fill material to remedy lots # 10 and 11. If for any reason, lot # 7 does not yield enough material, then The Development Corporation shall make field adjustments to designate another borrow area from within CenterPoint Business Park. _In the event that Adevco exposes bedrock in its excavation, then Adevco shall remove this bedrock or shall recover the exposed bedrock with topsoil and relocate the borrow pit operation.

9) In the event The Development Corporation has a prospect or any site on which Adevco is removing material, The Development Corporation will notify Adevco. If a site is sold or optioned, The Development Corporation will notify Adevco of this situation and Adevco will have 30 days to remove all equipment from the site and restore the site to meet the Standards.

10) If The Development Corporation discovers that the borrow pit is creating excessive problems for its remaining property or the tenants in the park, The Development Corporation will contact Adevco and the two parties will resolve these problems in a mutually agreeable manner. If the problem persists and no agreement or solution can be reached, The Development Corporation may provide a 30 day notice to vacate the site.

11) Adevco shall police the area as necessary to eliminate illicit dumping.